Exhibit 5.1

May 10, 2007

United Microelectronics Corporation

No. 3 Li Hsin Road II

Science Park Administration

Hsinchu, Taiwan

Republic of China

Re: Form S-8 Registration Statement (“Form S-8”)

Dear Sirs:

At your request, we have acted as the special legal counsel to United Microelectronics Corporation, a corporation organized under the laws of Taiwan, Republic of China (“UMC” or the “Company”) in connection with the filing of Form S-8 with the United States Securities and Exchange Commission (the “SEC”) on or about May 10, 2007 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 10,668,000 shares of UMC common shares (the “Shares”) with a par value of NT$10 per share, subject to issuance by the Company upon the exercise of stock options (the “Options”) granted by UMC under the 2004 Employee Stock Option Plan for Employees and 2005 Employee Stock Option Plan for Employees.

In rendering this opinion, we have examined the following:

1.	a photocopy of the Company’s Articles of Incorporation as last amended on June 12, 2006;

2.	a photocopy of the latest Company Registration Card of the Company issued by the Science Park Administration dated April 4, 2007;

3.	the public information from Commerce Industrial Services Portal, internet accessible database, evidencing the existence of the Company as of April 4, 2007;

4.	a photocopy of the 2004 Employee Stock Option Plan for Employees, and a photocopy of the 2005 Employee Stock Option Plan for Employees;

5.	photocopies of the minutes of the respective meetings of the Company’s Board of Directors dated August 16, 2005, September 29, 2005, January 4, 2006, May 22, 2006, and August 24, 2006, where the issuance of the respective Options were adopted;

6.	the public information from Market Observation Post System, internet accessible database, evidencing the total number of Options issued by the Company under each stock option plan on each issue date;

7.	photocopies of the approval letters issued by the Republic of China (“ROC”) Financial Supervisory Commission, Executive Yuan (“FSC”) dated September 30, 2004 (Reference No. Chin-Kuan-Jeng-(1)-Tze-0930144470) for the 2004 Employee Stock Option Plan for Employees and the effective date of such plan thereof, and the approval letter dated December 22, 2005 (Reference No. Chin-Kuan-Jeng-(1)-Tze-0940157590) for the 2005 Employee Stock Option Plan for Employees and the effective date of such plan thereof; and

8.	a photocopy of draft Form S-8 dated May 8. 2007.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the Options under each stock option plan have been duly issued.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

Based upon the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a company limited by shares under the laws of the ROC.

2.	When the Options are duly exercised pursuant to the respective stock option plan, the Shares issued as a result of the exercise of the respective Options, have been duly authorized and, when issued, will be fully paid.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to Form S-8 covering the Shares filed with the SEC on or about the date hereof. In giving this opinion, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder, and we express no opinion other than as to legal matters and to the laws of the ROC. This opinion covers the laws of the ROC as of the date hereof and we shall have no obligation to update this opinion from time to time to reflect changes in such laws.

Very truly yours,

/s/ CHIEN-CHIH LIU
Chien-Chih Liu